PAYMENTUS HOLDINGS, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

NOTICE OF RESTRICTED STOCK AWARD GRANT

Unless otherwise defined herein, the terms defined in the Paymentus Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Award Agreement, which includes the Notice of Restricted Stock Award Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Award Grant, attached hereto as Exhibit A, and all other exhibits, appendices, and addenda attached hereto (including any additional terms and conditions for Participant’s country set forth in Appendix 1 to the Terms and Conditions of Restricted Stock Award Grant (the “Country Addendum”) and restrictive covenants set forth in Appendix 2 to the Terms and Conditions of Restricted Stock Award Grant (the “Restrictive Covenants Addendum”)) (together, the “Award Agreement”).

Participant Name:

The undersigned Participant has been granted a Restricted Stock Award, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number: ______________________________

Grant Date: ______________________________

Total Number of Shares: ______________________________

Vesting Period:

By Participant’s signature or by Participant’s acceptance of the Award Agreement via the Company’s designated electronic acceptance procedures and the signature of the representative of the Company below, Participant and the Company agree that this Restricted Stock Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Award Grant, attached hereto as Exhibit A, and all other exhibits, appendices and addenda attached hereto (including any applicable Country Addendum and Restrictive Covenants Addendum), all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address indicated below.

PARTICIPANT	PAYMENTUS HOLDINGS, INC.
_____________________________________________ Signature	_____________________________________________ Signature
_____________________________________________ Print Name	_____________________________________________ Print Name

_____________________________________________ Title

Residence Address:
______________________________________________
______________________________________________

EXHIBIT A

PAYMENTUS HOLDINGS, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD GRANT

1.
Grant of Restricted Stock Award. Paymentus Holdings, Inc. (the “Company”) hereby grants to the individual (“Participant”) named in the Notice of Restricted Stock Award Grant of this Award Agreement (the “Notice of Grant”) under the Plan, on behalf of the Company and any Parent or Subsidiary by which Participant is employed, an award of the number of shares of Restricted Stock set forth in the Notice of Grant, subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference. The shares of Restricted Stock shall be issued in the form of shares of Class A Common stock (the “Shares”) as soon as reasonably practicable after the Grant Date. Subject to Section 20 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.
2.
Vesting Schedule. Except as provided in Section 3, and subject to Section 4, the Restricted Stock Award awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Unless specifically provided otherwise in this Award Agreement or other written agreement authorized by the Administrator between Participant and the Company or any Parent or Subsidiary of the Company, as applicable, governing the terms of this Award, the portion of the Restricted Stock Award scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Grant Date until the date such vesting occurs.
3.
Vesting.
(a)
Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Award at any time, subject to the terms of the Plan. If so accelerated, such portion of the Restricted Stock Award will be considered as having vested as of the date specified by the Administrator.
(b)
Section 409A.
(i)
If Participant is a U.S. taxpayer, the issuance of Shares pursuant to this Award Agreement (including any discretionary acceleration under Section 3(b)) shall in all cases be made at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)
Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Grant Date), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Award is accelerated in connection with the termination of Participant’s status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Administrator), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the vesting of such accelerated Restricted Stock Award will result in the imposition of additional tax under Section 409A if vested on or within the six (6) month period following the cessation of Participant’s status as a Service Provider, then the vesting of such accelerated Restricted Stock Award will not occur until the date six (6) months and one (1) day following the date of cessation of Participant’s status as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Shares will be issued to Participant’s estate as soon as practicable following his or her death.
(iii)
It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that the Shares issuable pursuant to this Award Agreement will not be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or so comply. Each issuance of Shares under this Award Agreement is intended to constitute a separate issuance for purposes of Treasury Regulations Section 1.409A-2(b)(2). To the extent necessary to comply with Section 409A, references to termination of Participant’s status as a Service Provider, termination of employment, or similar phrases will be references to Participant’s “separation from service” within the meaning of Section 409A. In no event will the Company or any Parent or Subsidiary of the Company have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless Participant (or any other person) for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
4.
Forfeiture Upon Termination as a Service Provider. Unless specifically provided otherwise in this Award Agreement or other written agreement authorized by the Administrator between Participant and the Company or any Parent or Subsidiary of the Company, as applicable, governing the terms of this Award, if Participant ceases to be a Service Provider for any or no reason, the then-unvested portion of the Restricted Stock Award will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
5.
Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement, if Participant is then deceased, will be made to Participant’s designated beneficiary: provided, however, that the Administrator has permitted the designation and such designation is valid under Applicable Laws. If no beneficiary survives Participant, or if the designation was not permitted by the Administrator or not valid under Applicable Laws, distribution or delivery shall be made to the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
6.
Tax Obligations
(a)
Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer or any Parent or Subsidiary of the Company to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Award, including, without limitation, (i) all federal, state, and local taxes

(including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed legally applicable to Participant, (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant or vesting of the Restricted Stock Award or sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Restricted Stock Award (or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Award, including, but not limited to, the grant or vesting of the Restricted Stock Award, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends or other distributions, and (B) makes any commitment to or is under any obligation to structure the terms of the grant or any aspect of the Restricted Stock Award to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction, Participant acknowledges that the applicable Service Recipient(s) (or former service recipient(s), as applicable) may be required to withhold or account for Withholding Obligations (as defined below) in more than one jurisdiction.
(b)
Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the applicable Service Recipient(s) will withhold the amount required to be withheld for the payment of Tax Obligations (the “Withholding Obligations”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by Applicable Laws, by: (i) paying cash in U.S. dollars, (ii) having the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Net Share Withholding”), (iii) withholding the amount of such Withholding Obligations from Participant’s wages or other cash compensation payable to Participant by the applicable Service Recipient(s), (iv) delivering to the Company Shares that Participant owns and that already have vested with a fair market value equal to the Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (v) selling a sufficient number of such Shares otherwise deliverable to Participant, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Sell to Cover”), or (vi) such other means as the Administrator deems appropriate. If the Withholding Obligations are satisfied by Net Share Withholding, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Withholding Obligations. To the extent determined appropriate by the Administrator in its discretion, the Administrator will have the right (but not the obligation) to satisfy any Withholding Obligations by Net Share Withholding. If Net Share Withholding is the method by which such Withholding Obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the Withholding Obligations and, unless the Company determines otherwise, no refund will be made to Participant for the value of the portion of a Share, if any, withheld in excess of the Withholding Obligations. If a Sell to Cover is the method by which Withholding Obligations are satisfied, Participant agrees that as part of the Sell to Cover, additional Shares may be sold to satisfy any associated broker or other fees. Only whole Shares will be sold pursuant to a Sell to Cover. Any proceeds from the sale of Shares pursuant to a Sell to Cover that are in excess of the Withholding Obligations and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time.
(c)
Tax Consequences. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
(d)
Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Withholding Obligations. If Participant fails to make satisfactory arrangements for the payment of such Withholding Obligations hereunder at the time any applicable portion of the Restricted Stock Award is scheduled to vest pursuant to Sections 2 or 3 or Participant’s Withholding Obligations otherwise become due, Participant will forfeit such portion of the Restricted Stock Award to which Participant’s Withholding Obligation relates and any right to receive Shares thereunder and such portion of the Restricted Stock Award will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may permanently refuse to issue or deliver the Shares if such Withholding Obligations are not satisfied at the time they are due.
7.
Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any unvested shares of Restricted Stock issued hereunder. Participant will have all the rights of a stockholder of the Company with respect to voting and receipt of dividends and distributions on any vested shares of Restricted Stock.
8.
No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK AWARD PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAWS IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN SHALL NOT BE INTERPRETED AS FORMING OR AMENDING AN EMPLOYMENT OR SERVICE CONTRACT, DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND

SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.
9.
Grant is Not Transferable. Except to the limited extent provided in Section 5, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
10.
Nature of Grant. In accepting this Restricted Stock Award, Participant acknowledges, understands and agrees that:
(a)
the grant of the Restricted Stock Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Awards, or benefits in lieu of Restricted Stock Awards, even if Restricted Stock Awards have been granted in the past;
(b)
all decisions with respect to future Restricted Stock Awards or other grants, if any, will be at the sole discretion of the Administrator;
(c)
Participant is voluntarily participating in the Plan;
(d)
the Restricted Stock Award and the Shares issuable thereunder, and the income from and value of same, are not intended to replace any pension rights or compensation;
(e)
unless otherwise agreed with the Company in writing, the Restricted Stock Award and the Shares issuable thereunder, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of any Subsidiary or Parent of the Company;
(f)
the future value of the Shares issuable pursuant to the Restricted Stock Award is unknown, indeterminable, and cannot be predicted with certainty;
(g)
for purposes of the Restricted Stock Award, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Restricted Stock Award (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with Applicable Laws).
(h)
unless otherwise provided in the Plan or by the Administrator in its discretion, the Restricted Stock Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Award or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(i)
the following provisions apply only if Participant is providing services outside the United States:
(i)
the Restricted Stock Award and the Shares issuable thereunder, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose;
(ii)
neither the Company nor any Service Recipient shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Award or the Shares issuable thereunder or the subsequent sale of any such Shares; and
(iii)
no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the Restricted Stock Award resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against any Service Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
11.
Restrictive Covenants. In consideration of this grant of the Restricted Stock Award, Participant agrees to the restrictive covenants set forth in Appendix 2 to this Award Agreement, the terms of which are incorporated by reference.
12.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares issuable pursuant to the Restricted Stock Award. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisers regarding his or her participation in the Plan before taking any action related to the Plan.

13.
Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Award grant materials by and among, as applicable, the Company and the Service Recipients for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a third-party stock plan service provider, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Awards or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

14.
Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Paymentus Holdings, Inc., 11605 N. Community House Road, Suite 300, Charlotte, NC 28277, Attention: General Counsel, or at such other address as the Company may hereafter designate in writing.

15.
Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Company.
16.
Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the U.S. Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company will not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Award as the Administrator may establish from time to time for reasons of administrative convenience.
17.
Language. Participant acknowledges that Participant is sufficiently proficient in the
English language, or has consulted with an adviser who is sufficiently proficient in the English language, so as to allow Participant to understand the terms and conditions of this Award Agreement. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than the English language and if the meaning of the translated version is different than the English version, the English language version will control.
18.
Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any portion of the Restricted Stock Award has vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
19.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Award granted under the Plan or future Restricted Stock Awards that may be granted under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.
Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
21.
Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received a Restricted Stock Award under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.
22.
Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Award grant shall be subject to any additional terms and conditions set forth in the Country Addendum (if any) for any country whose laws are applicable to Participant and this Restricted Stock Award (as determined by the Administrator in its sole discretion). Moreover, if Participant relocates to one of the countries included in the Country Addendum, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum (if any) constitutes a part of this Award Agreement.
23.
Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Restricted Stock Award.
24.
No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
25.
Insider Trading/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to acquire or sell Shares during such time as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Participant should keep in mind that third parties include employees of the Company or any Parent or Subsidiary of the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the

Company. Participant is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.
26.
Governing Law. This Award Agreement and the Restricted Stock Award are governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.
27.
Dispute Resolution. To the full extent allowed by applicable law, and as further provided in or modified by Appendix 1, the Participant and the Company agree that any claim, action, dispute or controversy of any kind arising out of or relating to this Award Agreement and the Restricted Stock Units shall be resolved by mandatory and binding arbitration. All questions, including but not limited to arbitrability shall be determined by the arbitrator. The arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and the Federal Arbitration Act. The arbitration shall be conducted in Charlotte, North Carolina or Dallas, Texas, by a single arbitrator appointed in accordance with the AAA Rules, provided however that the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall decide any dispute in accordance with the substantive law of Delaware.

This Agreement does not limit the right of the Company or Participant to seek any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect the Company’s or Participant’s rights and interests pending the outcome of an arbitration including but not limited to claims for violation of any non-disclosure or other agreement between Participant and the Company for the protection of confidential and proprietary information and trade secrets and/or invention assignment.

Participant and the Company agree that any dispute or claim arising out of or relating to this agreement shall be brought, heard, and arbitrated only on an individual basis, and not as a plaintiff or class member in any purported class, collective, or representative action. The arbitrator shall not have the authority to consolidate the claims of other parties into a single proceeding, nor to certify a class action.

Either the Company or Participant may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award, and shall be entitled to recover fees and costs associated with any such motion to compel arbitration or to enforce an arbitration award. Otherwise, except as provided in this Section 28, neither the Company nor Participant shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, arbitrability or enforceability of this Agreement.

28.
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.
29.
Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the exhibits, appendices, and addenda attached to the Notice of Grant) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. Notwithstanding the foregoing, the restrictive covenants set forth in Appendix 2, if applicable, do not supersede or in any way modify any other restrictive covenants applicable to Participant in any employment or other agreement with the Company or any Parent or Subsidiary of the Company. This Award Agreement, the Restricted Stock Award, and any Shares received hereunder shall be subject to any compensation recoupment or similar policy adopted by the Company from time to time as required by law or any rules of the New York Stock Exchange or other stock exchange.

* * *

APPENDIX 1

PAYMENTUS HOLDINGS, INC.

2021 EQUITY INCENTIVE PLAN

COUNTRY ADDENDUM TO RESTRICTED STOCK AWARD AGREEMENT

Unless otherwise defined herein, capitalized terms used in this Country Addendum to Restricted Stock Award Agreement (the “Country Addendum”) will be ascribed the same defined meanings as set forth in the Restricted Stock Award Agreement of which this Country Addendum forms a part (or the Plan or other written agreement as specified in the Restricted Stock Award Agreement).

Terms and Conditions

This Country Addendum includes additional terms and conditions that govern the Restricted Stock Award granted to Participant under the Plan to the extent Participant resides and/or works in one of the countries listed below. If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant transfers employment and/or residency to another country after the Restricted Stock Award is granted, the Company, in its discretion, will determine to what extent the terms and conditions contained herein will apply to Participant.

Notifications

This Country Addendum also includes information regarding securities laws, exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is provided solely for Participant’s convenience and is based on the securities, exchange control and other Applicable Laws in effect in the respective countries as of March 2026. Such Applicable Laws often are complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Country Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in or receives or sells the Shares issuable pursuant to the Restricted Stock Award.

In addition, the information contained in this Country Addendum is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Participant should seek appropriate professional advice as to how the Applicable Laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which Participant currently is residing and/or working, or if Participant transfers residence and/or employment to another country after the grant of the Restricted Stock Award, the information in this Country Addendum may not apply to Participant in the same manner.

CANADA

Terms and Conditions

Termination. The following provision replaces the second paragraph of Sections 4 and 10(g) of the Restricted Stock Award Agreement in its entirety:

For purposes of the Restricted Stock Award, Participant’s status as a Service Provider will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any) as of the date that is the earliest of: (i) the date of termination of Participant’s status as a Service Provider, (ii) the date on which Participant receives notice of termination of his or her status as a Service Provider, and (iii) the date on which Participant ceases to be providing services to the Service Recipient, which date shall not be extended by any notice period or period of pay in lieu of such notice mandated under the employment laws of the jurisdiction in which Participant is providing service or the terms of Participant’s employment or other service agreement, if any. The Administrator shall have the exclusive discretion to determine when Participant no longer is actively providing services for purposes of the Award (including whether Participant may still be considered to be providing services while on a leave of absence).

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, Participant’s right to vest in the Restricted Stock Award, if any, will terminate effective upon the expiry of the minimum statutory notice period, but Participant will not earn or be entitled to prorated vesting if the vesting date falls after the end of the statutory notice period, nor will Participant be entitled to any compensation in lieu of any such prorated vesting.

Language. The parties acknowledge that it is Participant’s express wish that the Restricted Stock Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent que le participant souhaite expressément que le contrat d'attribution, ainsi que tous les documents, avis et procédures judiciaires conclus, donnés ou intentés en vertu des présentes ou s'y rapportant directement ou indirectement, soient rédigés en anglais.

Data Privacy. This provision supplements Section 13 of the Restricted Stock Award Agreement:

Participant hereby authorizes any Service Recipient and any agents or representatives thereof to (i) discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan, and (ii) disclose and discuss any and all information relevant to the Plan with their advisers. Participant further authorizes any Service Recipient and any agents or representatives thereof to record such information and to keep such information in Participant’s file.

Notifications

Securities Law Notification. Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of the exchange on which the Shares are then listed.

Binding Arbitration / Waiver of Jury Trial

Participant and the Company mutually agree to waive, to the fullest extent permitted under applicable law, their respective rights to resolution of disputes in a court of law by a judge or jury and agree to resolve any dispute by arbitration as set forth below. This agreement to arbitrate (“Arbitration Agreement”) survives after the Award Agreement terminates or Participant’s relationship with the Company ends. To the fullest extent permitted under applicable law, any arbitration under this Arbitration Agreement will take place on an individual basis, and class arbitrations are not permitted.

Except as expressly provided below and above, this Arbitration Agreement applies to all disputes between Participant and the Company, including the Company’s affiliates, subsidiaries, parents, successors and assigns, and each of their respective officers, directors, employees, agents, or shareholders (each a “Claim” and collectively, “Claims”) These Claims include, to the fullest extent permitted under applicable law, but are not limited to, any dispute or claim, whether based on past, present, or future events, arising out of or relating to the Award Agreement and prior versions thereof (including the breach, termination, enforcement, interpretation or validity thereof), Participant’s relationship with the Company, and all other common law claims between Participant and the Company or its affiliates and their respective employees, officers, directors and shareholders. To the fullest extent permissible under applicable law, disputes concerning the arbitrability of a Claim (including disputes about the scope, applicability, enforceability, revocability, or validity of the Arbitration Agreement) shall be decided by the arbitrator.

For clarity, Participant and the Company agree that this Arbitration Agreement does not affect any of Participant’s statutory rights under any minimum standards legislation, and Participant is not restricted from commencing a complaint to the appropriate governmental authority under any minimum standards legislation including but not limited to the local minimum employment standards legislation, the local occupational health and safety legislation, the local pay equity legislation, the local workplace safety insurance legislation; in Ontario, the Employment Standards Act, 2000, S.O. 2000, c. 41, Occupational Health and Safety Act, R.S.O. 1990, c. O.1, Pay Equity Act, R.S.O. 1990, c. P.7, Workplace Safety and Insurance Act, 1997, S.O. 1997, c. 16, Sched. A; and other similar legislation in every other province and territory (if applicable). Furthermore, Participant and the Company agree that, to the fullest extent permitted under applicable law, disputes involving alleged breaches of the local human rights code or legislation shall be resolved by arbitration; but nothing in this Arbitration Agreement limits or waives any of Participant’s substantive rights under local human rights code or legislation.

By agreeing to arbitration, Participant understands that Participant and the Company are waiving the right to sue in court or have a jury trial for any Claim or Claims, except as otherwise provided in this Arbitration Agreement or required by applicable law. This Arbitration Agreement is intended to require arbitration of every claim or dispute that can lawfully be arbitrated.

Prohibition of Class Actions and Non-Individualized Relief. Participant understands and agrees that, to the fullest extent permissible under applicable law, Participant and the Company may each bring claims in arbitration against the other only in an individual capacity and not on a class, collective or representative basis (“Class Action Waiver”). Participant understands and agrees that Participant and the Company both are waiving the right to pursue or have a dispute resolved as a plaintiff or class member in any purported class, collective or representative proceeding. An arbitrator appointed pursuant to this arbitration agreement shall have no authority to consider or resolve any claim or issue any relief on any basis other than an individual basis. The arbitrator shall have no authority to consider or resolve any claim or issue any relief on a class, collective, or representative basis. Notwithstanding any other provision of this Award Agreement, or the Arbitration Agreement, or the Alternative Dispute Resolution Institute of Canada Inc. Arbitration Rules, disputes regarding the scope, applicability, enforceability, revocability or validity of the Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which: (1) the dispute is filed as a class, collective, or representative action and (2) there is a final judicial determination that the Class Action Waiver is unenforceable as to any Claims, the class, collective, and/or representative action in respect of such Claims must be litigated in a civil court of competent jurisdiction, but the Class Action Waiver shall be enforced in arbitration on an individual basis as to all other Claims to the fullest extent possible.

Rules Governing Arbitration. Any arbitration conducted pursuant to this Arbitration Agreement shall be administered by the Alternative Dispute Resolution Institute of Canada Inc. Arbitration Rules (hereafter the “Rules”) and pursuant to the Rules. Notwithstanding the foregoing, if requested by Participant and if proper based on the facts and circumstances of the Claims presented, the arbitrator shall have the discretion to select a different set of arbitration rules, but in no event shall the arbitrator consolidate more than one person’s Claims, or otherwise preside over any form of class, collective or representative proceeding.

As part of the arbitration, both Participant and the Company will have the opportunity for reasonable discovery of non-privileged information that is relevant to the Claim. The arbitrator may award any individualized remedies that would be available in court. The arbitrator may award declaratory or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s individual Claims. The arbitrator will provide a reasoned written statement of the arbitrator’s decision which shall explain the award given and the findings and conclusions on which the decision is based.

The arbitrator will decide the substance of all Claims in accordance with applicable law and will honor all claims of privilege recognized by law. The arbitrator shall not be bound by rulings in prior arbitrations involving any other person or employee, but the arbitrator is bound by rulings in prior arbitrations involving the same employee to the extent required by applicable law. The arbitrator’s award shall be final and binding and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction, provided that such award may be challenged to the extent provided for under applicable law.

Arbitration Fees and Awards. The payment of filing and arbitration fees will be governed by the Rules subject to the following modifications:

If Participant initiates arbitration under this Arbitration Agreement after participating in the optional negotiation process described below and is otherwise required to pay a filing fee under the Rules, the Company agrees that, unless Participant’s Claim is for $5,000 or more, Participant’s share of the filing and arbitration fees is limited to $50, and that, after Participant submits proof of payment of the filing fee to the Company, the Company will promptly reimburse Participant for all but $50 of the filing fee. If, however, the arbitrator finds that either the substance of Participant’s Claim or the relief sought in the Claim is frivolous, vexatious or brought for an improper purpose, then the payment of all such fees will be governed by the Rules.

If the Company initiates arbitration under this Arbitration Agreement, the Company will pay all filing and arbitration fees under the Rules.

With respect to any Claims brought by the Company against a Participant, the Company shall pay all costs unique to arbitration (as compared to the costs of adjudicating the same Claims before a court), including the regular and customary arbitration fees and expenses (to the extent not paid by the Company pursuant to the fee provisions above). However, if Participant is the party initiating arbitration, Participant shall be responsible for contributing up to an amount equal to the filing fee that would be paid to initiate the Claim in the court of general jurisdiction in the province in which Participant resides, unless a lower fee amount would be owed by Participant pursuant to the Rules, applicable law, or this Arbitration Agreement. Any dispute as to whether a cost is unique to arbitration shall be resolved by the arbitrator.

Except as provided in any applicable rules of civil procedure, each party shall pay its own legal fees and pay any costs that are not unique to the arbitration (i.e., costs that each party would incur if the Claim(s) were litigated in a court such as costs to subpoena witnesses and/or documents, take depositions and purchase deposition transcripts, copy documents, etc.).

At the end of any arbitration, the arbitrator may award reasonable fees and costs or any portion thereof to Participant if Participant prevails, to the extent authorized by applicable law.

Although the Company may have a right to an award of legal fees and non-filing fee expenses if it prevails in an arbitration, the Company agrees that it will not seek such an award.

If the arbitrator issues Participant an award that is greater than the value of the Company’s last written settlement offer made after Participant participated in good faith in the optional negotiation process described in this Arbitration Agreement, then the Company will pay Participant the amount of the award or CDN$1,000, whichever is greater.

Location and Manner of Arbitration. Unless Participant and the Company agree otherwise, any arbitration hearings under this Arbitration Agreement will take place before one (1) arbitrator (the “Arbitrator”) appointed in accordance with the Rules. The seat of the Arbitration will be Toronto unless otherwise agreed by the parties. The language of the arbitration shall be English unless otherwise agreed by the parties. The Arbitrator shall have the right to determine all questions of law and jurisdiction including questions as to whether a Claim is arbitrable and shall have the right to grant final and interim damages awards. There will be no appeal from the decision of the arbitrator on questions of fact, law, or mixed fact and law. If Participant’s Claim is for $25,000 or less, the Company agrees that Participant may choose whether the arbitration will be conducted solely on the basis of documents submitted to the arbitrator, through a telephonic hearing, or by an in-person hearing as determined by the Rules. If Participant’s Claim exceeds $25,000, the right to a hearing will be determined by the Rules.

Opting Out of Arbitration. Participant may opt out of the requirement to arbitrate pursuant to the terms of this subsection. If Participant does not wish to be subject to this Arbitration Agreement, Participant may opt out of arbitration by notifying the Company in writing of Participant’s desire to opt out of arbitration, which writing must be dated, signed and delivered by: (1) electronic mail to the Company, or (2) by certified mail, postage prepaid and return receipt requested, or by any nationally recognized delivery service that is addressed to Paymentus, 1595 16th Avenue, Richmond Hill, Ontario, L4B 3N9. In order to be effective, (a) the writing must clearly indicate Participant’s intent to opt out of this Arbitration Agreement, (b) the writing must include Participant’s name, phone number, and email address, and (c) the email or envelope containing the signed writing must be sent within 30 days of the date this Agreement is executed by Participant. Should Participant not opt out within the 30-day period, Participant and the Company shall be bound by the terms of this Arbitration Agreement in full, to the extent allowable by law. Participant should assume that in the future there may be lawsuits against the Company alleging class, collective, and/or representative Claims, in which the plaintiffs seek to act on Participant’s behalf, and which, if successful, could result in some monetary recovery to Participant. But if Participant does agree to arbitration with the Company under this Arbitration Agreement, then Participant is agreeing in advance that Participant will bring all such Claims, and seek all monetary and other relief, against the Company in an individual arbitration provision. Participant is also agreeing in advance that Participant will not participate in or seek to recover monetary or other relief for such Claims in any court action or class, collective, and/or representative action. Participant has the right to consult with counsel of Participant’s choice concerning this Arbitration Agreement and Participant will not be subject to retaliation if Participant exercises Participant’s right to assert claims or opt-out of this Arbitration Agreement.

Optional Pre-Arbitration Negotiation Process. Before initiating any arbitration or proceeding, Participant and the Company may agree to first attempt to negotiate any dispute, claim or controversy between the parties informally for 30 days, unless this time period is mutually extended by Participant and the Company. A party who intends to seek negotiation under this subsection must first send to the other a written notice of the dispute (“Notice”). The Notice must (1) describe the nature and basis of the claim or dispute; and (2) set forth the specific relief sought. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, and lawyers are confidential, privileged and inadmissible for any purpose, including as evidence of liability or for impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

Third-Party Beneficiaries. This Arbitration Agreement shall be binding upon, and shall include any Claims brought by or against any third parties, including but not limited to Participant’s spouses, heirs, third-party beneficiaries and permitted assigns, where their underlying claim(s) arise out of or relate to Participant’s employment with the Company. To the extent that any third-party beneficiary to this Agreement brings claims against a party, those claims shall also be subject to this Arbitration Agreement.

General. This Arbitration Agreement shall be governed by the laws of the province in which Participant resides. If any provision of this Agreement is or becomes invalid or non-binding, the parties shall remain bound by all other provisions of this Agreement. In that event, the parties shall replace the invalid or non-binding provision with provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of this Agreement. Any notices to Participant shall be provided to Participant via the email address or physical address Participant provides to the Company during employment. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section. The words “include”, “includes” and “including” are deemed to be followed by the words “without limitation”. A party’s failure to act with respect to a breach by the other party does not constitute a waiver of the party’s right to act with respect to subsequent or similar breaches, any such waiver shall be in writing. This Arbitration Agreement sets forth the entire understanding and agreement between Participant and the Company with respect to the subject matter hereof and supersedes all previous understandings and agreements between the parties, whether oral or written. The place of this Agreement is Toronto, Ontario. In the event that any portion of this Agreement, including any portion of the Arbitration Agreement, is deemed illegal or unenforceable, such provision shall be severed and the remainder of the Agreement shall be given full force and effect.

INDIA

Notifications

Exchange Control Notification. Participant is required to repatriate to India, or cause to be repatriated, any proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares within such time as prescribed under applicable Indian exchange control laws as may be amended from time to time. Participant should obtain a foreign inward remittance certificate (“FIRC”) or other similar form from the bank where Participant deposits the funds and maintain the FIRC or other form as evidence of the repatriation of funds in the event the Reserve Bank of India or Participant’s employer requests proof of repatriation. Participant should consult with his or her personal legal adviser to ensure compliance with the applicable requirements.

Prior approval of the Reserve Bank of India is not required for Shares to be acquired or sold by Indian Participants where (i) participation in the Plan is offered globally on a uniform basis (i.e., Indian Participants participate in the Plan on terms no less favorable than participants in other countries); and (ii) reporting by the local employing company on the prescribed form OPI is made with the designated authorized dealer bank within sixty (60) days of the end of the half year (from March and September) in which Shares are allotted under the Plan. If the local employing company is unable to file form OPI within sixty (60) days of the end of the half year in which Shares are allotted then it can still make a filing of form OPI within three (3) years of its due date, along with the late fee prescribed by the RBI (which is currently INR 7,500). If the local employing company is still unable to submit the form OPI within three (3) years of its due date, then such company has to approach Reserve Bank of India for compounding of offence.

Governing Law and Dispute Resolution. This Award Agreement shall be governed by and construed in accordance with the laws of India, without regard to the conflict of laws principles.

In the event any dispute or difference arises between any of the parties arising out of or relating to the Award Agreement and the Restricted Stock Units, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Award Agreement, the parties hereto shall endeavor to settle such dispute amicably. Any dispute that remains unresolved for a period of sixty (60) days shall be resolved by binding arbitration. The arbitration shall be conducted by a sole arbitrator in accordance with the provisions of the Delhi International Arbitration Centre (DIAC) (Arbitration Proceedings) Rules, 2023 in force at the time of the application, which Rules are deemed to be incorporated by reference herein. The seat and venue of the arbitration shall be New Delhi, India. The language of the arbitration shall be English. The award rendered by the arbitrator shall be final, conclusive, and binding on the parties. Judgment upon the award may be entered in any court of competent jurisdiction.

APPENDIX 2

PAYMENTUS HOLDINGS, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTIVE COVENANTS ADDENDUM TO RESTRICTED STOCK AWARD AGREEMENT

Unless otherwise defined herein, capitalized terms used in this Restrictive Covenants Addendum to Restricted Stock Award Agreement will be ascribed the same defined meanings as set forth in the Restricted Stock Award Agreement of which this Restrictive Covenants Addendum forms a part (or the Plan or other written agreement as specified in the Restricted Stock Award Agreement).

1.
Confidential Information
a.
Participant expressly agrees that, throughout the term of Participant’s employment with the Company and at all times following the cessation of Participant’s employment from the Company, for so long as the information remains confidential, Participant will not acquire, use, transfer, download, print, or disclose any Confidential Information other than for the purpose to carry out the duties of Participant’s employment for the benefit of the Company (but in all cases preserving confidentiality by following the Company’s policies and procedures). Participant agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or into the possession of any Competing Business or any persons other than those persons authorized under this Restrictive Covenants Addendum to have such information for the benefit of the Company. Participant agrees to notify the Company in writing of any actual or suspected misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Participant’s attention. Participant acknowledges that if Participant discloses or uses knowledge of the Company’s Confidential Information to gain an advantage for Participant, for any Competing Business, or for any other person or entity other than the Company, such an advantage so obtained would be unfair and detrimental to the Company.
b.
Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
c.
Nothing contained in this Restrictive Covenants Addendum is intended to prohibit Participant from disclosing or discussing information relating to compensation or working conditions protected by the National Labor Relations Act or applicable law. Additionally, nothing contained in this Restrictive Covenants Addendum prohibits or prevents Participant from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.) or in any legislative or judicial proceeding nor does anything in this Restrictive Covenants Addendum preclude, prohibit or otherwise limit, in any way, Participant’s rights and abilities to contact, communicate with or report unlawful conduct to federal, state, or local officials for investigation or participate in any whistleblower program administered by such agencies. The Company further acknowledges Participant’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Restrictive Covenants Addendum shall be deemed to impair those rights. The Company also acknowledges Participant’s rights to make truthful statements or disclosures about unlawful employment practices which are defined to mean any form of unlawful discrimination, harassment, or retaliation that is actionable under Title VII of the Civil Rights Act of 1964 or any comparable state statue or any other related federal or state rule or law that is enforced by the Equal Employment Opportunity Commission or any comparable state agency.
2.
Limited Non-Compete Agreement. The Parties acknowledge and agree that, as a result of Participant’s employment with the Company: (i) Participant has and will have access to and be involved in the development and utilization of the Company’s Confidential Information; (ii) Participant will develop and maintain critical relationships with the Company’s customers, prospective customers, employees, consultants, and independent contractors; and (iii) Participant will be responsible for further developing and strengthening the Company’s goodwill in the market. Accordingly, Participant expressly agrees that Participant will not Compete with the Company during the Restricted Period within the Restricted Territory on behalf of any Competing Business.
3.
Non-Solicitation of Customers/Prospective Customers. Participant expressly agrees that during the Restricted Period, Participant will not, directly or indirectly, either alone or by assisting or acting in concert with others, on behalf of themselves or any other person, business, entity, including but not limited to on behalf of a Competing Business, solicit, persuade, induce, encourage, divert, or attempt to solicit, persuade, induce, encourage, or divert, or otherwise accept business from, any Customer or Prospective Customer with whom Participant had Material Contact, for the purpose of interfering in the relationship between such Customer or Prospective Customer and the Company, or providing products or services that are competitive with or could replace the Company’s products or services in the Company’s Business.
4.
Non-Raiding of Employees. Participant expressly agrees that during the Restricted Period, Participant will not, directly or indirectly, either alone or by assisting or acting in concert with others, on behalf of themselves or any other person, business or entity, solicit, induce, encourage or attempt to solicit, induce or encourage any then current employee or independent contractor of the Company (each, a “Restricted Employee”) to alter or terminate their relationship with the Company, or hire, employ, recruit or attempt to hire, employ or recruit any Restricted Employee on behalf of any other person, business or entity.
5.
Remedies. In the event that Participant breaches any of the restrictive covenants set forth in this Restrictive Covenants Addendum, the then-unvested portion of the Restricted Stock Award awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder. Participant agrees that the obligations set forth in this Restrictive Covenants Addendum are necessary and reasonable in order to protect the Company’s legitimate business interests and (without limiting the foregoing) that the obligations set forth in this Restrictive Covenants Addendum are necessary and reasonable in order to protect the Company’s legitimate business interests in protecting its Confidential Information, customer and employee relationships and the goodwill associated therewith. Participant expressly agrees that due to the unique nature of the Company’s Confidential Information, and its relationships with its customers and employees, monetary damages would be inadequate to compensate the Company for any breach by Participant of the covenants and agreements set forth in this Restrictive Covenants Addendum. Accordingly, Participant agrees and acknowledges that any such violation or threatened violation shall cause irreparable injury to the Company and that, in addition to forfeiture of any unvested portion of the Restricted Stock Award and any other remedies that may be available in law, in equity, or otherwise, the Company shall be entitled: (a) to obtain injunctive relief against the threatened breach of this Restrictive Covenants Addendum or the continuation of any such breach by Participant, without the necessity of proving actual damages, and without necessity of posting bond; and (b) to recover any costs or attorneys’ fees, arising out of or in connection with any breach or threatened breach by Participant or any action relating to Participant’s obligations under this Restrictive Covenants Addendum. Any such equitable relief sought or obtained pursuant to this Restrictive Covenants Addendum will not be the Company’s exclusive remedy to address Participant’s breach or threatened breach of the provisions herein, and the Company shall be entitled to pursue all remedies available, including but not limited to actual damages, pursuant to applicable law. No claim, demand, action, or cause of action that Participant may have against the Company shall constitute a defense to the Company’s enforcement of any of its rights or Participant’s obligations hereunder by the Company or the Company’s successors or assigns.
6.
Tolling. Participant acknowledges and agrees that the Restricted Period shall be tolled on a day-for-day basis for all periods in which Participant is in breach of the obligations contained in this Restrictive Covenants Addendum, so that the Company receives the full benefit of the Restricted Period to which Participant has agreed herein. Participant also agrees that if Participant or the Company institutes litigation to enforce or challenge the protective covenants in this Restrictive Covenants Addendum, and Participant is not enjoined from breaching one or more of the protective covenants contained in this Restrictive Covenants Addendum, and a court thereafter determines that one or more of the protective covenants are enforceable, the Restricted Period shall be tolled (i.e. suspended) beginning on the date the litigation was instituted until the litigation is finally resolved and all periods of appeal have expired.
7.
Definitions. For all purposes throughout this Restrictive Covenants Addendum, the terms defined below shall have the respective meanings specified in this section.
a.
“Business” means the business of investing and operating in payments, payments networks, billing, billing solutions, software and technology-enabled businesses, including a continuous program of research, development, production and marketing.
b.
“Cause” shall mean voluntary resignation, disability that renders Participant incapable of performing the essential functions of Participant’s job, with or without reasonable accommodation, after Participant has exhausted any leave available under applicable law or Company policy, job abandonment, substandard performance, engaging in any act or omission deemed to be against the best interests of the Company, unsafe, threatening or violent activity or conduct, and any other conduct that could reasonably be perceived as damaging the Company’s reputation or interfering with its business interests. A termination for Cause may be based on conduct that takes place in or outside the workplace. Cause shall be determined in the sole discretion of the Company.
c.
“Compete” shall mean: (i) providing the same or similar services or expertise Participant provided to the Company at any time during the twelve (12) months prior to cessation of employment; (ii) any involvement where Participant will be responsible for managing others, participating in strategic decision-making, engaging in research or development, or personally selling products or services that are the same as or substantially similar to the products or services market, sold, or provided by the Company; or (iii) any other capacity where Participant’s knowledge of the Company’s Confidential Information could provide a competitive advantage to any Competing Business.
d.
“Competing Business” shall mean any person or entity in the business of developing, distributing, selling, supplying or otherwise dealing with (including but not limited to technical and product support, professional services, technical advice and other customer services) billing and payment solutions (products and services) that offer billers the ability to send bills via electronic channels, receive payments of all types, reconcile payments in real time, and empower customers to work with a self-service billing portal and any other products or services that could replace and are therefore competitive with those offered by the Company or any predecessor within the two (2) years prior to the cessation of Participant’s employment.
e.
“Confidential Information” shall mean sensitive business information having actual or potential value to the Company or its affiliates because it is not generally known to the general public or ascertainable by a Competing Business, and which has been disclosed to Participant, or of which Participant will become aware, as a consequence of the employment with the Company. Confidential Information includes, but is not limited to, the Company’s investment strategies, management planning information, business plans, operational methods, market studies, marketing plans or strategies, patent information, business acquisition plans, past, current and planned research and development, formulas, methods, patterns, processes, procedures, instructions, designs, inventions, operations, engineering, drawings, equipment, devices, technology, software systems, price lists, sales reports and records, sales books and manuals, code books, financial information and projections, personnel data such as compensation, strengths, weaknesses, and experience, names of customers, customer lists and contact information, customer pricing and purchasing information, lists of targeted prospective customers, supplier lists, product/service and marketing data and programs, product/service plans, product development, advertising campaigns, new product designs or roll out, agreements with third parties, or any information designated by the Company as being “confidential.” Confidential Information may be in written or non-written form, as well as information held on electronic media or networks, magnetic storage, cloud storage service, or other similar media. The Company has invested and will continue to invest extensive time, resources, talent, and effort to develop its Confidential Information, all of which generates goodwill for the Company. Participant acknowledges that the Company has taken reasonable and adequate steps to control access to the Confidential Information and to prevent unauthorized disclosure, which could cause injury to the Company. This definition shall not limit any broader definition of “confidential information” or any equivalent term under applicable state or federal law. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized or unintentional disclosure, (ii) has been independently developed and disclosed by others without violating any obligations to the Company or applicable law, or (iii) otherwise enters the public domain through lawful means.
f.
“Customer” of the Company shall mean any business or entity that agreed, verbally or in writing, to purchase products or services from the Company or actually purchased products or services from the Company within the twelve (12) months preceding the cessation of Participant’s employment with the Company.
g.
The term “employment” shall include service as an employee, consultant, or other service provider of the Company or any Subsidiary or Parent of the Company.
h.
Participant will be deemed to have had “Material Contact” with any Customer or Prospective Customer of the Company if, in the twelve (12) months prior to the cessation of Participant’s employment with the Company, the Customer or Prospective Customer is one: (i) with whom or which Participant dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Participant; (iii) about whom Participant obtained Confidential Information in the ordinary course of business as a result of Participant’s employment with the Company; or (iv) who received products or services authorized by the Company, the sale or provision of which resulted in compensation, commissions, or earnings for Participant.
i.
“Prospective Customer” shall mean any business or entity that is not a Customer, but to whom Participant provided a bid, quote for products or services, or about whom Participant obtained Confidential Information for the purposes of securing a sale, during the twelve (12) months preceding cessation of Participant’s employment with the Company.
j.
“Restricted Period” shall mean the entire period of Participant’s employment with the Company and a twelve (12) month period immediately following the cessation of Participant’s employment.
k.
“Restricted Territory” shall mean (i) Participant’s designated territory or area of responsibility as of the cessation of Participant’s employment with the Company; and (ii) the geographic areas in which Participant, during any time in the last twelve (12) months of employment with the Company, provided services or had a material presence or influence. Acts done by Participant outside the “Restricted Territory” shall be deemed to be done within the “Restricted Territory” where their primary purpose or effect is to compete with the Company on behalf of a Competing Business within the “Restricted Territory.”
8.
Participant’s Right to Consult with Counsel. Participant acknowledges that Participant has been provided an opportunity, and has been made aware of Participant’s right, to consult with counsel of their choosing at Participant’s expense prior to entering into the Award Agreement, including specifically (but without limitation) the restrictive covenants in this Restrictive Covenants Addendum.
9.
Notification of New Employer. Before Participant accepts employment or enters into any consulting, independent contractor, or other professional or business engagement with any other person or entity while any of the provisions of this Restrictive Covenants Addendum are in effect, Participant will provide such person or entity with written notice of the provisions of this Restrictive Covenants Addendum and will deliver a copy of that notice to the Company. While any of the restrictive covenant provisions of this Restrictive Covenants Addendum are in effect, Participant agrees that, upon the request of the Company, Participant will furnish the Company with the name and address of any new employer or entity for whom Participant provides contractor or consulting services, as well as the capacity in which Participant will be employed or otherwise engaged. Participant hereby consents to the Company’s notifying Participant’s new employer about Participant’s responsibilities, restrictions and obligations under this Restrictive Covenants Addendum.

10.
State Law Exceptions. The Company acknowledges and agrees that, in certain states the covenants contained in this Restrictive Covenants Addendum may have limited or no applicability. The Company intends for this Restrictive Covenants Addendum to comply fully with state and local laws and, as such, acknowledges that this Restrictive Covenants Addendum is limited or not applicable in the following states. To the extent that there are additional limitations not acknowledged herein, the Company intends for this
Restrictive Covenants Addendum to be read and applied in full compliance with applicable state laws. Further, to the extent any state not listed limits enforceability of a covenant if Participant’s annual compensation is insufficient for enforceable post-employment non-competition or non-solicitation restrictions, such limitation is incorporated by reference.
a.
Arizona. If Participant’s primary work location is in Arizona as of the date Participant’s employment with the Company ceases, Sections 3 and 4 of this Restrictive Covenants Addendum will prohibit Participant from engaging in the conduct described only in the “Restricted Territory.”
b.
California. If Participant’s primary work location is in California as of the date Participant’s employment with the Company ceases, Sections 2, 3, 4 and 6 of this Restrictive Covenants Addendum do not apply to Participant after Participant’s last day of employment. Further, Section 5 of this Restrictive Covenants Addendum shall provide for attorneys’ fees to the prevailing party as required under California Civil Code § 1717.
c.
Connecticut. If Participant’s primary work location is in Connecticut, Section 1 of this Restrictive Covenants Addendum shall not be interpreted to preclude Participant from discussing at any time the compensation of any employee of the Company who has voluntarily disclosed that compensation information to Participant.
d.
Florida. If Participant’s primary work location is in Florida as of the date Participant’s employment with the Company ceases, then the phrase “and without necessity of posting bond” shall be struck from Section 5 of this Restrictive Covenants Addendum.
e.
Hawaii. If Participant’s primary work location is in Hawaii as of the date Participant’s employment with the Company ceases, then after the last day of employment the restrictions in Section 2 of this Restrictive Covenants Addendum will apply geographically only to the specific island(s) within the State of Hawaii for which Participant had managerial and/or sales responsibility.
f.
Idaho. If Participant’s primary work location is in Idaho as of the date Participant’s employment with the Company ceases, then after the last day of employment the restrictions in Sections 2, 3, and 4 of this Restrictive Covenants Addendum shall apply only if Participant is a “key employee.” As used herein, the phrase “key employee” means an employee who, by reason of the employer’s investment of time, money, trust, exposure to the public, or exposure to technologies, intellectual property, business plans, business processes and methods of operation, customers, vendors or other business relationships during the course of employment, has gained a high level of inside knowledge, influence, credibility, notoriety, fame, reputation or public persona as a representative or spokesperson of the employer and, as a result, has the ability to harm or threaten an employer’s legitimate business interests.
g.
Nebraska. If Participant’s primary work location is in Nebraska as of the date Participant’s employment with the Company ceases, then after the last day of employment the restrictions in Section 2 of this Restrictive Covenants Addendum will not apply. After Participant’s employment with the Company ceases, the restrictions of Section 3 of this Restrictive Covenants Addendum will only apply to the Company’s current Customers, and not to Prospective Customers. Also after Participant’s employment with the Company ceases, (1) the definition of “Customer” in Section 7(f) of this Restrictive Covenants Addendum shall only apply to any business or entity that is a current customer of the Company; (2) the definition of “Material Contact” in Section 7(h) of this Restrictive Covenants Addendum shall mean doing business and having personal contact with Customers during Participant’s employment with the Company; and (3) the definition of “Restricted Employee” in Section 4 of this Restrictive Covenants Addendum shall mean any employee of the Company whom Participant had material business-related contact during Participant’s employment with the Company, and who is actually employed by the Company at the time of the conduct prohibited by Section 4 of this Restrictive Covenants Addendum, or who were employed by the Company within three (3) months prior to the contact prohibited by Section 4 of this Restrictive Covenants Addendum.
h.
Tennessee. If Participant’s primary work location is in Tennessee as of the date Participant’s employment with the Company ceases, Sections 3 and 4 of this Restrictive Covenants Addendum will prohibit Participant from engaging in the conduct described only in the “Restricted Territory.”
i.
Virginia. If Participant’s primary work location is in Virginia, then: (i) at any time that Participant is a “low-wage employee” within the meaning of Virginia Code § 40.1-28.7:8, Section 2 of this Restrictive Covenants Addendum does not apply and Section 3 of this Restrictive Covenants Addendum is modified by deleting the phrase “or otherwise accept business from”; and (ii) as of the date Participant’s employment with the Company ceases, “Compete” as defined in Section 7(c), shall mean: providing the same or similar services or expertise Participant provided to the Company at any time during the twelve (12) months prior to cessation of employment.